                        TRANSMISSION SERVICE AGREEMENT


  This Agreement, when executed by authorized representatives of each party will supersede a contract dated November 1, 1989 that currently exists between IDB Communications Group, Inc., a Delaware corporation having its principal office at 10525 West Washington Boulevard, Culver City, California 90232-1922 ("IDB"), and Unistar Radio Networks, Inc., a Delaware Corporation, having a principal office at 1675 Broadway, 17th Floor, New York, NY 10019 ("Customer"). For and in consideration of the promises and covenants set forth in this Agreement, the parties hereby agree as follows:

  This contract will take effect on June 1, 1993.

  1.       Primary IDB Services.

                              Los Angeles Formats

  a) IDB will provide full-time uplink and space segment of seven (7) stereo pairs and 2 mono audio channels, and the associated data channels. The current delivery method(s) (Attachment A), hereinafter referred to as "Formats - Current Distribution" will be maintained until such time as IDB is able to provide items in Paragraphs 1 (b) through 1 (e) as specified below. At such time when items in Paragraphs 1 (b) through 1 (e) have been provided, IDB will discontinue delivery as specified in Paragraph 1 (a).

  b) IDB will provide to Customer full-time uplink and space segment of 6 - 20 kHz Sedat 4 Audio Channels (3 stereo pairs), 8
  - 20 kHz Sedat 1 Audio Channels (4 stereo pairs) and 2 mono Sedat 3 audio channels on Satcom C5, hereinafter referred to as "Formats - Sedat Distribution" on Satcom C5. Sedat definitions are included in Attachment B.

  c) IDB will provide to Customer full-time uplink and space segment of one (1) data channel with up to 32 kbps of data.

  d)       IDB will provide to Customer a quantity of 900
  Scientific Atlanta Receivers Model # DSR3610-modified.
  Specifications are delineated in Attachment C.

  e) IDB will arrange for installation of the receivers specified in Paragraph 1 (d) at the locations with existing
  Satcom C5 downlinks as designated by Customer. The work statement is detailed in Attachment D.

  f) IDB will provide terminal equipment, as specified in Attachment E, to support audio paths between IDB's Culver City location and Customer's Valencia location. At the request of Customer, IDB will provide additional equipment at a price to be negotiated at the time of purchase of said equipment.

  g) IDB will provide 24 hour network monitoring and troubleshooting of all paths and audio channels that are provided by IDB or terminate at IDB's Culver City location.

                             New York Programming

  h) IDB will provide to Customer full-time uplink and space segment of five (5) audio channels, one (1) voice cue channel, and occasional uplink and space segment for specified programs. The current channel breakdown and delivery method(s) (Attachment
  F), hereinafter referred to as "NY - Dats" will be maintained until such time as IDB is able to provide items Paragraphs 1 (i) through 1 (l). At such time when items in Paragraphs 1 (i) through 1 (l) have been provided, IDB will discontinue delivery as specified in Paragraph 1 (h).

  i) IDB will provide to Customer full-time uplink and space segment of three (3) 10 kHz Sedat 3 Audio Channels and two (2) 20 kHz Sedat 1 Audio Channels on Satcom C5, hereinafter referred to as "NY Sedat".

  j) IDB will provide to Customer one (1) Sedat 1 voice cue channel equivalent. A voice cue channel equivalent is defined as a channel with a minimum frequency response of 50 hz - 3.4 kHz and the ability to pass DTMF tones.

  k)       IDB will provide to Customer a quantity of 850 Sedat
  Digital Audio Decoder Cards, 595 will be Model # AD4226 and compatible with the DAT32 chassis, and 255 will be Model # AD4227 and compatible with the DART 384 chassis.

  l)       IDB will provide shipment of the cards specified in 1
  (k) and written installation instructions to the radio stations as designated by Customer. Cards will be delivered to stations a minimum of two (2) weeks prior to the conversion date to "NY Sedat".

  m) IDB will provide primary T-1 path routing from the designated demarcation point at Customer's Arlington, VA location (telephone room at 2000 15th Street North, Arlington, VA) to IDB's demarcation point (telephone closet at 5 Teleport Drive,

  Staten Island, NY). Routing detail, to be agreed upon by Customer and IDB, shall be included as Attachment G to this contract within 60 days of contract signature.

  n) IDB will provide primary digital encode/decode and CSU hardware to support four (4) duplex 15 kHz audio paths for the T-1 path specified in 1 (m).

  o) IDB will provide the following backup hardware at Customer's Arlington location and IDB's Staten Island location to support the four (4) 15 kHz duplex path for the T-1 path specified in 1 (n): 1 power supply, 2 transmit cards, 2 receive cards. Backup hardware at IDB's Staten Island location can be part of IDB's general "pool of spares".

  p) Within 60 days of contract signature, IDB will provide fully diverse backup routing, defined as path(s) that have no duplication in routing from Customer's Arlington demarcation point (telephone closet at 2000 15th Street North, Arlington, VA) to IDB's demarcation point (telephone closet at 5 Teleport Drive, Staten Island, NY) of a minimum of a second T-1. Routing detail, to be agreed upon by Customer and IDB, shall be included as Attachment G to this contract within 60 days of contract signature.

  q) IDB will provide backup digital encode/decode and CSU hardware to support four (4) duplex 15 kHz audio paths for the T-1 path specified in 1 (p).

  r) IDB will provide primary digital encode/decode and CSU hardware to support four (4) duplex 15 kHz audio paths for the T-1 path provided by Customer between Customer's New York, NY facility and IDB's Staten Island, NY location.

  s) IDB shall be responsible for delivery of Customer's audio channels from the IDB demarc point to the uplink location on a primary and a fully diversely routed backup path. IDB is responsible for providing equipment on these paths as required. Routing detail, to be agreed upon by Customer and IDB, shall be included as Attachment H to this contract within 60 days of contract signature.

  t) IDB shall be responsible for, and shall bear all costs associated with, the troubleshooting, maintenance and repair of its owned T-1 related equipment located within Customer's premises.

  u) IDB will provide 24 hour network monitoring, alarming where reasonable, and troubleshooting of all paths and audio channels that are provided by IDB or terminate at IDB's Staten
  Island location.

  2.       Additional IDB Services

                              Los Angeles Formats

  a) IDB will provide, at the request of Customer, additional stereo pairs (128 kbps or 192 kbps stereo dependent). IDB guarantees availability of two (2) additional 128 kbps or 192 kbps stereo pairs (4 channels), with 90 days notice from Customer. Additional channels beyond this number are subject to availability.

  b) IDB will provide Customer with ninety (90) days written notification of the anticipated date for the conversion to "Formats - Sedat Distribution".

  c) IDB will provide Customer with thirty (30) days written notification of the exact date for the conversion to "Formats -
  Sedat Distribution".

  d) IDB will have a 24 hour hotline service available to Customer's affiliates for technical support during the transition from the "Formats - Current Distribution" to the "Formats - Sedat Distribution". Engineering personnel will be available during business hours from the date that equipment ships until the final conversion is done. During non-business hours, operations personnel will be available for support. In addition, for the entire period of the contract, IDB will become the initial point of contact for Customer's Format stations with technical problems. Once IDB identifies that the problem is on the station end, the call will be redirected to Customer personnel for troubleshooting.

  e)       At Customer's request, IDB will upgrade Customer's
  "Formats - Sedat Distribution" system to support the "Store and Forward Capability". IDB will provide the SA hardware and software as delineated in Attachment I.

  f) At Customer's request IDB will work with Customer in search of alternate vendors for the Store and Forward capability. The digital interface information required to allow development of the Store/Forward capability by alternate vendors will be provided to IDB by Scientific Atlanta and attached to this contract as soon as the specification is published. Prices quoted in this contract for Store/Forward are not valid for any other vendor at this time.

  g) At Customer's request, IDB will upgrade Customer's three (3) stereo pairs of Sedat 4 quality channels to Sedat 2 quality channels. This upgrade refers only to the channels specifically referred to in Paragraph 1 (b) of this contract.

  h) At Customer's request, IDB will provide one (1) 10 kHz Sedat 3 quality channel for Newslink.

                               New York Channels

  i) IDB will provide to Customer uplink and space segment for two (2) - 20 kHz Sedat 1 channels (one stereo pair) for satellite distribution of "Super Gold Saturday Night" on Satcom
  C5 from 1800 - 0200 ET.

  j) IDB will provide to Customer uplink and space segment for two (2) - 20 kHz Sedat 1 channels (one stereo pair) for satellite distribution of "Country Gold Saturday Night" on Satcom C5, from 1850 - 0300 ET.

  k) IDB will provide Customer with as much written notification as possible of the anticipated date for the "NY -
  Sedat" conversion.

  l) IDB will provide Customer with thirty (30) days written notification of the exact date for the "NY - Sedat" conversion.

  m) IDB will have a 24 hour hotline service available to Customer's affiliates for technical support during the transition from "NY - Dats" to "NY - Sedat". Engineering personnel will be available during business hours from the date that equipment ships until the final conversion is done. During non-business, operations personnel will be available for support.

  n) Any additional Sedat cards requested by Customer within thirty (30) days of the conversion to "NY - Sedat" date will be made available at the contract rate of $ 12.71 per card for the term of the contract. Additional Sedat cards requested by Customer more than thirty (30) days after the conversion to "NY - Sedat" will be made available to customer subject to time frames and rates to be negotiated at the time of that request.

  o) Customer has the option to return unused cards to IDB within sixty (60) days of the conversion date to "NY - Sedat". A per card decrease of $ 12.71 per card in cost will be reflected in Customer's monthly bill.

  p) At the request of the Customer, IDB will be responsible for the operation of an automated program logger that will record the Unistar Program Channels and cue channel.

  q)       IDB's provision of the Gentner Automation System (Dawn
  Model) in January of 1992 to Customer fulfills IDB's previous contractual commitments to provide tape recording and playback of Customer's programming.

  r)       IDB will provide adequate Sedat receive cards at IDB's
  Staten Island facility to monitor Customer's audio channels on a full-time basis.


                   Los Angeles Formats and New York Channels

  s) IDB will furnish discrepancy reports to Customer concerning the operation of the transmission system on an "as needed" basis.

  3.       Customer Responsibilities.

                              Los Angeles Formats

  a) Customer shall be responsible for provision and installation of audio paths, as needed, between Customer's location(s) and IDB, Culver City.

  b) Customer shall be responsible for all hardware, except as specifically stated otherwise in Attachment E, required on the audio paths specified in Paragraph 3 (a).

  c) Customer shall be responsible for providing a list of locations, contacts, phone #s, and addresses for IDB shipment and installation of receivers. This list should be provided to IDB a minimum of sixty (60) days prior to the anticipated conversion date. Customer will also provide the information to IDB in label form or computer text file form.

                               New York Channels

  d) With the exception of the primary and backup paths specified in Paragraphs 1 (m) and 1 (p), Customer is responsible for provision and installation of audio paths, as needed, between Customer's location(s) and IDB, Staten Island. Specifically, Customer is responsible for provision of T-1 path referred to in Paragraph 1 (r).

  e) Customer is responsible for all programming, maintenance and repair of the Gentner Automation System referred to in Paragraph 2 (q).

  f) Customer shall be responsible for providing a list of locations, contacts, phone #s, and addresses for IDB shipment of

  Sedat cards. This list should be provided to IDB a minimum of forty-five (45) days prior to the anticipated conversion date.
  Customer will also provide the information to IDB in label form or computer text file form.

  g) Customer will be responsible for all equipment, maintenance, repair and tape associated with the program logger that will record the Customer's Program Channels and cue channel referred to in Paragraph 2 (p).

  h) Customer will provide and maintain digital receive equipment at the Teleport for full-time monitoring of the Customer's Signals. This will consist of 1 downconverter shelf and 1 demodulator shelf with the appropriate hardware, with the exception of the Sedat audio channel cards referenced in Paragraph 2 (r).


                   Los Angeles Formats and New York Channels

  i) Customer will provide an air conditioned environment and power with generator backup as available at Customer locations where all IDB equipment is installed. IDB's equipment will be hooked up to the backup power.

  j) Customer's technicians, when available, will use their reasonable efforts to assist IDB in troubleshooting and replacement of modules as requested by IDB on any IDB owned equipment at Customer's locations. If a Customer provided technician incurs and is paid overtime for the primary purpose of assisting IDB, IDB shall reimburse Customer for its costs associated with the troubleshooting.

  k) Customer is responsible for the origination of all programming material to be fed to Customer's channels, except as specifically agreed upon between Customer and IDB.

  4.       Charges and Payments

  a) The charges for the Primary Services described in Paragraph 1 and Secondary Services described in Paragraph 2, except for the items listed in Paragraphs 2 (a), 2 (e), 2 (g), 2
  (h), 2 (n), and 2 (o) will be as follows:

  From June 1, 1993 until NY Sedat Conversion Date:
           $ 258,035.60 per month
  From NY Sedat Conversion Date - November 31, 1993:
           $ 198,842.00 per month
  From December 1, 1993 - May 31, 2003
           $ 121,000.00 per month

  A breakdown of the December 1, 1993 - May 31, 2003 price is included in Attachment J. This breakdown is for informational purposes only.

  b) In addition, the following services listed in Paragraphs 1 and 2, upon request by Customer, will necessitate the following changes in the monthly billing.

           Paragraph 2 (a)     $ 5,161.30 increase per 128
                                  kbps stereo pair

                               $ 7,741.94 increase per 192
                                  kbps stereo pair

           Paragraph 2 (e)         $ 17,000 per month increase;
  this price is valid for the quantity and type of unit specified within Attachment I; a written and formal request for service must be made by Customer to IDB prior to May 30, 1994.

           Paragraph 2 (g)         $ 6,250 increase per month

           Paragraph 2 (h)         $ 2,580.64 increase per month

           Paragraph 2 (n)         $ 12.71 increase per card

  requested within thirty (30) days of the conversion to "NY -
  Sedat" date; price for cards requested after that period will be provided at a price to be negotiated.

           Paragraph 2 (o)         $ 12.71 decrease per card


  c) Charges for the Services described in Paragraphs 1 and 2 of this Agreement (collectively "the Services") shall be invoiced by IDB to Customer thirty (30) days in advance of the first day of each service month. All invoices are due Net Thirty (30) days from date of invoice. Any payments not received when due will be assessed a finance charge of 1 1/2 % per month until paid. In addition, if any payment is not received when due, IDB shall be entitled to give written notice to Customer of IDB's intention to discontinue service. If Customer fails to bring its account with IDB current within thirty (30) days after the date of receipt of such written notice, IDB shall have the right to discontinue all service to Customer without further notice and without liability or penalty of any kind on account of such termination. If service under this Agreement is terminated due to Customer nonpayment, service will be restored only when those invoices which are overdue, regardless of due date, have been paid, and continued service thereafter will require that charges for the

  Services be paid in advance and invoices for all other services will be due net thirty (30) days, subject at all times to IDB's rights to assess late charges and to discontinue service for nonpayment as provided above. All payments for the Primary and Secondary Services will be made when scheduled as provided in this Paragraph 4 (c), regardless of whether there exists any dispute between the parties concerning IDB's performance under this Agreement.


  5.       Most Favored Nation

  IDB acknowledges that Customer is guaranteed "most favored nation" status relative to the pricing of the uplink and satellite channels in Paragraphs 1 (b) and 1 (i). These prices are $ 2,580.64 per 64 kbps channel, based on the Sedat compression algorithms which are referred to in this contract.
  In the event that IDB contracts with another customer at a lower price for channels and services of the same quantity and bandwidth as specified in this contract, IDB will provide written notification to Customer, and extend those lower rates to Customer effective the same date as commencement of the third party service.

  6.       Term and Termination.

  a) Service under this Agreement shall commence on June 1, 1993 and shall continue for a term of ten (10) years.

  b) If at anytime Customer wishes to cancel this agreement, Payment according to Paragraph 4 (c) of the agreement will be made according to one of the following:
    i) Payment of 1/120th of the total value of the contract each month until such time Customer or IDB finds a replacement customer(s) for the space segment in Paragraphs 1 (a) or 1 (b) and 1 (c) and Paragraphs 1 (h) or 1 (i) and 1 (j), and the hardware specified in Paragraphs 1 (d) and 1 (k). At that time and on a monthly basis the payment of 1/120th owed to IDB by Customer will be reduced by the monies collected by resale of such space segment and receive hardware.
                  or
    ii)    When both parties agree to a liquidated settlement.
                  or
    iii) When IDB or Customer find a customer(s) to fully replace revenue previously generated to IDB by Customer.

  c) Not withstanding Customer's obligations set forth in Paragraph 6 (b), should Customer cancel this agreement, IDB shall use its best efforts to find a replacement Customer and mitigate its damages hereunder as a result of such cancellation.

  d) If IDB cancels this Agreement, because of non-payment or a material breach by the Customer, IDB shall be entitled to all monies referred to in Paragraph 6 (b). If IDB cancels this Agreement, it shall, nonetheless, be subject to the limitations set forth in Paragraph 6 (c).

  7.       Programming

  IDB shall have no responsibility to monitor the transmission of Customer's programming signals for content or compliance with FCC rules and regulations or for any other purpose other than transmission integrity assurance.


  8.       Ownership of Receive Equipment

  a) At all times during this contract, IDB shall maintain ownership of the receive equipment provided by IDB. At the end of the contract term, Customer has the right to purchase all of the receive equipment provided by IDB in Paragraphs 1 (d) and 1
  (k) for a price of $ 1.00.

  b) Within the time frame of the contract term, IDB shall be responsible for all maintenance and repair of receive equipment specifically provided by IDB in this contract. Procedures and standards for this maintenance and repair are included in Attachment K.

  c) Customer is responsible for determining the allocation of the receive equipment to the affiliated radio stations. IDB will be responsible for delivery and installation of this hardware as specified in Paragraphs 1 (e) and 1 (l) for all equipment shipped prior to and within thirty (30) days of the Sedat conversion dates. After that point, Customer will be responsible for the cost of shipment and installation.

  d) Customer will be responsible for notifying IDB of any changes in the location of the equipment.



  9. Maintenance of Customer Equipment

  Except for negligence (which for purposes of this Agreement shall include mutually agreed upon practices and procedures on the part of IDB or its employees), IDB shall not be liable for any failure of the Customer Equipment, nor the cost of Customer's parts or Customer's third party service, Customer's freight or any other Customer costs as may be incurred in maintaining such equipment. At the request of Customer, IDB will obtain maintenance service for the Customer Equipment and will invoice Customer directly for all direct costs incurred thereby. Customer may add, remove or change its equipment as Customer deems necessary. All such changes at IDB facilities must be made while accompanied by IDB personnel so as not to cause service outages or other interference with IDB operations. IDB will provide Customer and its representatives and contractors with access to the Customer Equipment on reasonable notice and as may be required in emergencies.


  10. Technical Specifications re: Uplink and Space Segment


  a) Technical specifications of the satellite uplink transmission system will be those specifications given to IDB by GE Americom which will be referred to as "Attachment L" to this Agreement.

  b)       IDB will continue to be a party to the existing
  Agreement (A copy of said agreement is attached hereto as Attachment M"), among GE, ABC, CBS, NBC, Unistar, and the
  Associated Press that provides for reciprocal voice and news wire announcements should any party thereto suffer a catastrophe.

  c) IDB will provide Customer with a schedule, as prepared and provided by GE Americom, of predicted sun outages for the satellite in use at least four (4) weeks prior to the beginning of those outages for the 50 locations designated by Customer that are provided to IDB by the satellite carrier.

  d) The uplink multiplex and transmission equipment shall be fully redundant with one set of equipment maintained in a "hot standby" condition. It shall be monitored and switched as required. A redundant antenna need not be maintained, but, in case of failure of the uplink antenna or its transmission lines, IDB will arrange to re-route, pre-empt or make provisions for another antenna to be brought into service as soon as possible.

  e) Restoration provisions are attached as "Attachment N" and incorporated into this Agreement. These restoration procedures are those currently being provided by GE Americom.

  f) IDB will not schedule outages for maintenance or other purposes, including equipment reconfiguration on any equipment or transmission service which could cause a service outage to the satellite or otherwise materially impair Customer's operations without prior authorization of Customer's personnel. Customer will not unnecessarily withhold testing permissions if the Customer's channels are not in use.

  g) IDB agrees not to change or modify the satellite system without the prior written approval, which shall not unreasonably withheld, by Customer.

  h) All IDB's satellite, transponder, and channel assignments are subject to the "restoral" provisions designated by the satellite carrier.


  11. Service Availability and Liability.

  a) IDB guarantees to Customer service availability of 99.8% for the services described in Paragraphs 1 and 2 of this Agreement, with the exception of those items specified in Paragraphs 1 (a), 1 (b), 1 (c), 1 (h), 1 (i), 1 (j), 1 (m), 1(p)
  and 1 (s), and those services as detailed below. IDB guarantees to Customer service availability as described in Attachment I for all items specified in Paragraphs 1 (a), 1 (b), 1 (c), 1 (h), 1
  (i) and 1 (j). IDB guarantees to Customer service availability of 99.95% error-free seconds measured over 24 consecutive hours and 99.96% availability measured over 12 consecutive months for items specified in Paragraphs 1 (m) and 1 (p) and 1 (s). Exceptions also apply for interruptions or other problems in such services due in whole or in part to any of the following:

            (i) Customer failing to provide program material and/or schedules;

           (ii) Any downtime or other interruption of facilities or services not provided by IDB in this contract;

           (iii) The Customer Equipment, and acts or failures to act on the part of Customer and its employees, agents and contractors other than IDB; and

           (iv) Acts of God or third parties, other than those for which IDB is responsible per this contract, or other causes beyond the reasonable control of IDB.


  b) If, for reasons other than those described in Paragraph 11 (a), IDB fails to transmit Customer's programming for the amounts specified in Paragraph 11 (a), IDB's sole and total liability and Customer's exclusive remedy shall be limited to Customer receiving, as liquidated damages and not as a penalty, the prorated amount of actual charges for each hour or portion thereof that Customer's programming is not transmitted. IDB shall not be liable for any and all claims, losses, liabilities, direct or consequential damages, costs and expenses, including attorneys` fees, arising out of IDB's failure to transmit customer's programming, except when such failure is the result of negligence on the part of IDB, it agents or employees.

  c) Customer shall have the right to terminate this agreement for non performance if IDB's performance falls below the amounts specified above for a period of three (3) consecutive months or if IDB's performance falls below the amounts specified above during any five (5) months in a calendar year, notwithstanding anything contrary set forth in this Agreement. Customer shall not have any payment obligation or other obligation or liability to IDB hereunder and upon such termination, IDB shall, at Customer's request and with GE Americom's approval, reassign free and clear of any encumbrances all of IDB's rights and privileges to the channels specified in Paragraphs 1 (a) or 1 (b) and 1 (c), and 1 (h) or 1 (i) and 1 (j) under the agreement with GE Americom or any successor agreement.


  12. Sales of Excess Capacity

  a) Customer may sell the excess channel capacity only as specifically stated herein Paragraph 6 and Paragraph 12 of this contract.

  b) Except as specified in Paragraph 6 and Paragraph 12 (c),
  Customer may not sell excess capacity on the "New York Dats" or "New York Sedat" through June 30, 2001.

  c) If at anytime, Customer has a decrease in the need for the quantity of full time channels provided for under this contract, and IDB and Customer do not wish to renegotiate the channel quantity and pricing, then Customer has the right to sell these channels specifically for the purpose of covering the cost of those channels. The "right to sell" only applies to the quantity of channels which Customer currently has as specified in Attachments A & D. Those channels referred to in Paragraph 2 (a) of this contract are not included.

  d) If Customer wishes to resell occasional channels, it may be done by reselling to IDB at a rate to be negotiated in good faith by both parties. IDB has the right to resell those channels at a rate which provides IDB with its standard markup.

  e) Unless specifically agreed to otherwise in writing by IDB, any channels which are sold by Customer to a client other than IDB must be routed through Customer controlled facilities to IDB and/or IDB's uplink location.

  13. Changes in Channels

  In the event that new technologies become available and competitive, neither IDB nor Customer will deny the other the opportunity to evaluate conversion of the satellite channel capacity to the new technology. In the event that IDB is unwilling to convert the "headend", and with the addition of Customer's affiliates over 2/3rds of the existing US commercial radio stations would be able to receive the new technology, then IDB will release Customer from the commitment to this contract for the capacity which IDB will not convert, with nine (9) months written notice.


  14. Third Party Requirements.

  a) The parties acknowledge and agree that, in providing satellite transmission services, IDB will be required to operate in accordance with the practices and procedures of the carrier from whom satellite transponder space or other transmission facilities are utilized, and to the extent carrier practices and procedures are inconsistent with the terms of this Agreement, such practices and procedures will control IDB's performance hereunder.

  b) The satellite uplink transmission services to be provided by IDB under this Agreement are subject to regulation by the Federal Communications Commission (the "FCC"). Throughout the term of this Agreement, IDB will obtain and keep current all licenses, permits and other approvals of the FCC or other governmental bodies required to perform such services. IDB's performance under this Agreement will at all times comply with the rules and regulations of the FCC, and to the extent they are inconsistent with the terms of this Agreement, such rules and regulations will control IDB's performance hereunder.

  15.      Miscellaneous.

  a) Payment of the charges set forth in this Agreement entitles Customer to receive only the services expressly described in this Agreement as being covered by such charges, and all other extra or additional services which Customer may wish to obtain from IDB shall only be supplied to Customer at prices and on such other terms as may be agreed to between the parties.

  b) Except for negligence on the part of IDB or its Employees, Customer will indemnify and hold IDB harmless from and against any and all claims, losses, liabilities, direct or consequential damages, costs and expenses, including reasonable attorneys' fees, arising out of or related to the content of

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  Customer's programming or other material furnished by Customer hereunder, including without limitation any claim for libel, slander or infringement of copyright. This indemnification shall survive any termination of this Agreement.

  c) Insofar as not inconsistent with paragraph 15 (b) above, IDB will indemnify and hold Customer harmless from and against any and all claims, losses, liabilities, damages, costs and expenses, including reasonable attorneys' fees, arising out of or relating to the negligence or willful actions of IDB or its agents and employees in transmitting Customer's programming, including but not limited to failure to maintain necessary licenses or interference with a third party's transmissions.
  This indemnification extends only to IDB's actions in transmitting Customer's programming, and does not in any way affect the limitation on IDB's liability for failure to transmit Customer's programming set forth in paragraph 11 (b). This indemnification shall survive any termination of this Agreement.

  d) Neither party has any authority to make any statement, representation, warranty or other commitment on behalf of the other party, and this Agreement does not create any agency, employment, partnership, joint venture or similar relationship between the parties.

  e) Neither party may assign any rights or obligations under this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld, provided, however, that either party may assign its rights hereunder without the consent of the other party to any entity with which it may be merged or consolidated or which acquires all or substantially all of its assets, provided that such entity agrees to writing to assume all of the obligations of Customer or IDB, as the case may be, under this Agreement.

  f) All notices which either party may be required or desire to give to the other party under this Agreement shall be given by personal service or by registered or certified mail, return receipt requested, addressed to such party at its respective address as set forth at the beginning of this Agreement, or to such other address as a party may hereafter designate by proper written notice to the other party.









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


  g) No waiver of any breach of this Agreement shall constitute a waiver of any other breach of the same or any other provision of this Agreement, and no waiver shall be effective unless made in writing. In the event that any provisions of this Agreement shall be judged illegal or unenforceable by a court of competent jurisdiction, such provision shall be severed and the entire Agreement shall not fail but the balance of this Agreement shall continue in full force and effect.

  h) It is mutually acknowledged and agreed that this Agreement shall be construed in accordance with the laws of the State of California.

  i) Customer and IDB acknowledge that they have read this entire Agreement and that this Agreement constitutes the entire understanding and contract between the parties hereto, and supersedes any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof, all of which are merged herein. This Agreement shall not be modified, amended or any way altered except by an instrument in writing signed by both of the parties hereto.

     WHEREFORE, this Agreement shall take effect as of the date first written above when it has been executed below on each of two copies of duly authorized representatives of each party hereto.

  IDB COMMUNICATIONS GROUP, INC. UNISTAR RADIO NETWORKS, INC.

                IDB COMMUNICATIONS GROUP,    UNISTAR RADIO NETWORKS, INC.
                 INC.

                /s/ Jill S. Jameson         /s/ Farid Suleman
                ______________________      __________________________
                Signature                   Signature

                Jill S. Jameson             Farid Suleman
                ______________________      ___________________________
                Print Name                  Print Name

                Director of Audio Sales     Vice President of Finance
                _______________________     ____________________________
                Title                       Title
                   5-28-93                         5-28-93
                _______________________     ____________________________
                Date                        Date



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